Exhibit 10.1

 [TRANSLATION FROM HEBREW]

STATE OF ISRAEL

MINISTRY OF NATIONAL INFRASTRUCTURES
LICENSING AUTHORITY NATURAL RESOURCES

Oil Exploration

24 October 2011

Mr Richard Rinberg,CEO	Fax: 04/6231427
Zion Oil & Gas, Inc
22 Bareket Northern Industrial Zone
Caesarea 38900

Dear Sir

Re:Joseph License/339- Extending the  Validity
      Your letter dated 19 September 2011

In view of your abovementioned request I hereby extend the validity of the above license for an additional year until 10.10. 2012. During the extension period your company shall execute the following work program:

a.	Prepare an analysis of the results of Ma'anit drilling-1, 2, 3 and a regional geological analysis of the Ma'anit structure and submit a summary report with respect thereto by - 1 February 2012.
b.	Present a contract for a supplementary 2D seismic survey within the license area totaling approximately 15 kilometers by -1 March 2012.
c.
Carry out the seismic survey, process the data and submit the process report and ancillary material to the National archives at the Geophysics Institute as defined in the guidelines for transferring seismic data, by - 1 June 2012.

d.	Prepare an interpretation of the new seismic survey, integrate with old lines, update the geophysical maps and submit a geophysical summary by -1 August 2012.
e.
Prepare a drilling prospectus that includes a description of the geological background, the purposes of the drilling and the petroleum system/s that are related therein and a geological forecast and engineering plan for the proposed drilling by -1 September 2012.

f.	Execute a contract with a drilling contractor to drill a new well or drill the existing well by - 1 October 2012.

I find it prudent to make it clear the importance of adhering to the abovementioned dates in order to develop the license with proper diligence pursuant to the law.

Sincerely

Dr. Michael Gardosh
Commissioner of Petroleum Affairs